UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Analog Devices, Inc.

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Explanatory Note

Analog Devices, Inc. (the “Company”) is filing a copy of a letter that was sent to Institutional Shareholder Services (“ISS”) on February 29, 2024 relating to the ISS Proxy Analysis & Benchmark Policy Voting Recommendations on the Company’s 2024 proxy statement.

February 29, 2024

Institutional Shareholder Services

702 King Farm Boulevard

Rockville, MD 20850

Re: 2024 ISS Report on Analog Devices, Inc.

To ISS Help Desk:

I am writing to you on behalf of the Board of Directors at Analog Devices (ADI) in response to the ISS proxy research report on ADI, published February 23, 2024.

Specifically, we would like to address and correct key context missing from ISS’ analysis on ADI’s short-term incentive plan in the report, within the executive compensation analysis. We have also addressed these topics and clarified the details of our short-term incentive program in our supplemental proxy materials which are attached and will be filed with the SEC today.

In light of this information, we request that ISS publish an updated version of its research report to include this important context and accordingly revise the report to recommend FOR our Advisory Vote to Ratify Named Executive Officers’ Compensation.

If you have any further questions, we are happy to discuss.

Target-Setting for Short-Term Incentive

On p. 17 of its proxy research report, ISS writes about ADI’s short-term incentive program:

“The OPBT margin target goal was set at 42 percent. Of note, actual OPBT margin performance exceeded 42 percent each quarter in FY22. Moreover, the maximum goal for OPBT margin for the final two quarters in FY23 was set below the prior achievement in the final two quarters of FY22.”

We believe the investment community broadly understands that the semiconductor industry is cyclical in nature. The Compensation and Talent Committee (Committee) has designed our incentive compensation plans such that management is focused on driving our long-term strategy and results amid this cyclicality. Keeping targets consistent year-over-year, aligned with our long-term strategy and financial model, provides clarity to both shareholders and management. This results in higher payouts in the upcycle and lower payments in the downcycle to protect profits during weaker periods.

Analog Devices, Inc. | One Analog Way | Wilmington, MA 01887 | U.S.A | Tel: 781.935.5565

In setting performance targets for our short-term incentive plan, the Compensation and Talent Committee considers multiple factors including our historical business results, estimates of multi-year performance from our long-term strategic planning, and the performance of market competitors. We strive to set challenging growth targets for the long-term that are not adjusted annually (typically in place for 3-4 years, reflecting business cycles) and are aligned with our long-term strategy.

Additionally, we do not set our targets based on prior peak or trough performance, but rather the long-term strategy. We have adjusted our targets twice over the past six years to align with strategic shifts following transformative acquisitions. Most recently, we adjusted these targets in May 2022 following our acquisition of Maxim for ~$21 billion and in May 2018 following our acquisition of Linear Technology for ~$15 billion.

Historical Short-Term Incentive Targets

	Pre LTC Acquisition Pre-May 2018		Post LTC Acquisition May 2018 - May 2022		Post Maxim Acquisition May 2022 - Present
Payout Factor	OPBT Margin by Quarter	Revenue YoY Growth by Quarter	OPBT Margin by Quarter	Revenue YoY Growth by Quarter	OPBT Margin by Quarter	Revenue YoY Growth by Quarter
0x	≤20%	0%	≤36%	0%	≤40%	0%
1.0x	30%	8%	39%	5%	42%	8%
2.0x	35%	18%	42%	10%	45%	15%
3.0x	≥40%	≥28%	≥45%	≥15%	≥50%	≥22%

ADI had record performance in FY 2022 across several key financial metrics, including revenue and OPBT margin coming out of the pandemic and semiconductor supply chain disruption. FY 2022 and the first half of FY 2023 were not typical and represented a peak in the market. However, during the second half of FY 2023, ADI and the entire industry began experiencing significant challenges across our operating environment and the broader economic landscape. Despite these challenges, the Committee maintained the same OPBT margin and revenue growth goals in our short-term incentive plan as those in FY 2022. In fact, the Committee kept these same goals in place for FY 2024, even as the broader operating environment has become increasingly challenging and our performance was not as strong in FY 2023 and expectations for FY 2024 had further diminished.

We believe that our financial results and corresponding short-term incentive payouts over the past few quarters clearly indicates that the Committee has set rigorous performance targets in our short-term incentive plan that are very difficult to achieve, even as ADI and the industry face a significant cyclical downturn.

Analog Devices, Inc. | One Analog Way | Wilmington, MA 01887 | U.S.A | Tel: 781.935.5565

YoY Revenue Growth and Adjusted Operating Margin

Historical Payout Factor for Revenue Growth and OPBT Metrics

[1]	Reflects previously issued guidance on February 21, 2024 for ADI’s second quarter of FY24. ADI is not hereby affirming or updating previously issued guidance.
[2]	Refer to the appendix for reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Analog Devices, Inc. | One Analog Way | Wilmington, MA 01887 | U.S.A | Tel: 781.935.5565

Revenue Growth Metric in Short-Term Incentive Plan

On p. 17 of its proxy research report, ISS writes about our short-term incentive program:

“Most notably, while annual incentives were based on objective financial metrics, the company continues to set certain target goals below prior actual achievement levels…”

We believe this analysis does not accurately characterize both the metrics within our short-term incentive plan and the Committee’s process for setting performance targets/goals for those metrics. The metrics in our short-term incentive program – OPBT margin and year-over-year revenue growth – directly reflect our strategic priorities and also are strongly correlated with shareholder value creation.

Importantly, because the revenue metric requires year-over-year growth for any payout, this means that if revenue declines in any quarter YoY within the performance period, that portion (50%) of the short-term incentive opportunity will have zero payout.

ISS’ analysis of our short-term incentive focuses primarily on the operating profit before tax (OPBT) margin metric and seems to significantly discount the implied rigor of the revenue growth metric and targets, and the difficulty of achieving significant payout levels in any given quarter.

To that end, our YoY revenue growth in Q3 and Q4 FY 2023 was negative, as noted on p. 57 of our 2024 proxy statement. Accordingly, there was zero payout for the revenue growth metric portion of the short-term incentive in those two quarters. Similarly, in Q1 FY24, our revenue declined year-over-year and the revenue growth metric will pay out at zero for the quarter. Furthermore, per our publicly provided guidance to the investment community, we expect that revenue will decrease in Q2 FY 2024 versus the prior year.3

Revenue growth in FY 2022 rewarded record achievement, and despite declining revenue and expectations of a more challenging operating environment in FY24, we held these targets constant.

Maximum Payout Opportunities in Short-Term Incentive Plan

On p. 17 of its proxy research report, ISS writes that our short-term incentive program:

“allow[s] for a high maximum payout opportunity which significantly exceeds market norms.”

The Committee believes that the maximum payout opportunities are extremely difficult to achieve. In fact, they go beyond the expectations of our long-term financial model as communicated to the investment community at our investor day in 2022. For example, under our long-term financial model we are targeting OPBT margin in the range of 42-50%. In order to achieve the maximum payout under the OPBT metric in our short-term incentive, we would need to meet or exceed that 50% level.

The Committee believes this represents a rigorous target given a) ADI already has industry-leading margins and is, naturally, under competitive pressure aimed to compress those margins, and b) the broader operating environment is pressuring margin amid a cyclical downturn.

[3]	Reflects previously issued guidance on February 21, 2024 for ADI’s second quarter of FY24. ADI is not hereby affirming or updating previously issued guidance.

Analog Devices, Inc. | One Analog Way | Wilmington, MA 01887 | U.S.A | Tel: 781.935.5565

These maximum payout opportunities remain associated with “stretch” targets that are only earned amid exceptional financial performance and favorable operating conditions.

***

We believe this information is critical for our shareholders and ISS’ clients to understand, and we respectfully request that you add these key facts to ISS’ analysis and recommend FOR the Advisory Vote to Ratify Named Executive Officers’ Compensation.

We would welcome the opportunity to discuss the points outlined in this letter in order to answer any questions you might have, and appreciate your consideration.

Sincerely,

/s/ Edward H. Frank

Edward H. Frank, Ph.D., on behalf of the Compensation and Talent Committee of the Board of Directors of Analog Devices, Inc.

Analog Devices, Inc. | One Analog Way | Wilmington, MA 01887 | U.S.A | Tel: 781.935.5565

Forward-Looking Statements

This letter contains forward-looking statements, which address a variety of subjects including, for example, our statements regarding future financial performance, including expected future adjusted operating margin, revenue and other future financial results; anticipated growth and trends in our business; future compensation actions; our strategy; and other future events. Statements that are not historical facts, including statements about our beliefs, plans and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: economic, political, legal and regulatory uncertainty or conflicts; changes in demand for semiconductor products; manufacturing delays, product and raw materials availability and supply chain disruptions; products that may be diverted from our authorized distribution channels; changes in export classifications, import and export regulations or duties and tariffs; our development of technologies and research and development investments; our future liquidity, capital needs and capital expenditures; our ability to compete successfully in the markets in which we operate; our ability to recruit and retain key personnel; risks related to acquisitions or other strategic transactions; security breaches or other cyber incidents; adverse results in litigation matters; reputational damage; changes in our estimates of our expected tax rates based on current tax law; risks related to our indebtedness; unanticipated difficulties or expenditures related to integrating Maxim Integrated Products, Inc.; the discretion of our Board of Directors to declare dividends and our ability to pay dividends in the future; factors impacting our ability to repurchase shares; and uncertainty as to the long-term value of our common stock. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

Non-GAAP Financial Information

This letter includes non-GAAP financial measures that have been adjusted in order to provide investors with information regarding our results of operations, business trends and financial goals. Reconciliation of these non-GAAP measures to their most directly comparable GAAP measures can be found in the appendix.

Management uses non-GAAP measures internally to evaluate ADI’s operating performance from continuing operations against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in evaluating ADI’s core business and trends across different reporting periods on a consistent basis. Management also uses these non-GAAP measures as primary performance measurements when communicating with analysts and investors regarding the ADI’s earnings results and outlook and believes that the presentation of these non-GAAP measures is useful to investors because it provides investors with the operating results that management uses to manage ADI and enables investors and analysts to evaluate ADI’s core business. Management also believes that free cash flow, a non-GAAP liquidity measure, is useful both internally and to investors because it provides information about the amount of cash generated after capital expenditures that is then available to repay debt obligations, make investments and fund acquisitions, and for certain other activities.

Analog Devices, Inc. | One Analog Way | Wilmington, MA 01887 | U.S.A | Tel: 781.935.5565

Reconciliation of GAAP to Non-GAAP Results FY22-1Q24

Fiscal quarter	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q12022
Revenue	$2,513	$2,716	$3,076	$3,263	$3,250	$3,248	$3,110	$2,972	$2,684
GAAP Gross Margin	$1,474	$1,647	$1,962	$2,145	$2,124	$2,143	$2,043	$1,945	$1,402
GAAP Gross Margin %	58.7%	60.6%	63.8%	65.7%	65.4%	66.0%	65.7%	65.4%	52.2%
Adjustments:
Acquisition related expenses	260	260	261	259	268	260	261	261	529

Adjusted Gross Margin $	$1,734	$1,907	$2,222	$2,404	$2,392	$2,403	$2,304	$2,205	$1,931
Adjusted Gross Margin %	69.0%	70.2%	72.2%	73.7%	73.6%	74.0%	74.1%	74.2%	71.9%
Operating Margin $	$586	$634	$929	$1,128	$1,131	$1,102	$893	$918	$365
Operating Margin %	23.3%	23.4%	30.2%	34.6%	34.8%	33.9%	28.7%	30.9%	13.6%
Adjustments:
Acquisition related expenses	452	466	515	517	526	519	520	522	791
Acquisition related transaction costs	—	—	2	3	3	7	5	9	13
Special charges, net	16	114	24	23	—	30	138	47	60
Charitable foundation contribution	—	—	—	—	—	—	—	—	—
Other operating expense	—	—	—	—	—	—	—	—	—

Adjusted Operating Margin $	$1,054	$1,215	$1,470	$1,671	$1,659	$1,659	$1,557	$1,495	$1,228
Adjusted Operating Margin[4] %	42.0%	44.7%	47.8%	51.2%	51.1%	51.1%	50.1%	50.3%	45.8%
($ millions)

4 Adjusted Operating Margin is equivalent to OPBT margin.

Analog Devices, Inc. | One Analog Way | Wilmington, MA 01887 | U.S.A | Tel: 781.935.5565

Reconciliation of GAAP to Non-GAAP Results FY19-FY21

Fiscal quarter	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Revenue	$2,340	$1,759	$1,661	$1,558	$1,526	$1,456	$1,317	$1,304	$1,443	$1,480	$1,527	$1,541
GAAP Gross Margin	$1,122	$1,221	$1,137	$1,045	$1,023	$973	$847	$848	$942	$998	$1,034	$1,040
GAAP Gross Margin %	47.9%	69.4%	68.4%	67.1%	67.0%	66.8%	64.3%	65.1%	65.3%	67.4%	67.7%	67.5%
Adjustments:
Acquisition related expenses	538	38	41	45	45	45	44	45	45	44	43	43

Adjusted Gross Margin $	$1,660	$1,259	$1,177	$1,090	$1,068	$1,018	$891	$893	$987	$1,042	$1,077	$1,083
Adjusted Gross Margin %	70.9%	71.6%	70.9%	70.0%	70.0%	69.9%	67.7%	68.5%	68.4%	70.4%	70.6%	70.3%
Operating Margin $	$99	$610	$520	$464	$462	$419	$344	$273	$338	$447	$470	$456
Operating Margin %	4.2%	34.7%	31.3%	29.8%	30.2%	28.8%	26.1%	21.0%	23.4%	30.2%	30.8%	29.6%
Adjustments:
Acquisition related expenses	761	147	151	155	156	156	155	157	157	156	156	157
Acquisition related transaction costs	56	18	23	15	11	9	—	—	—	—	—	—
Special charges, net	93	(9)	0	0	8	32	1	11	65	1	8	22
Charitable foundation contribution	—	—	—	—	—	—	—	40	—	—	—	—
Other operating expense	—	—	—	—	—	—	—	—	—	—	—	—

Adjusted Operating Margin $	$1,009	$766	$694	$635	$636	$616	$501	$481	$560	$604	$634	$635
Adjusted Operating Margin[5] %	43.1%	43.6%	41.7%	40.7%	41.7%	42.3%	38.0%	36.9%	38.8%	40.8%	41.5%	41.2%
($ millions)

[5]	Adjusted Operating Margin is equivalent to OPBT margin.

Analog Devices, Inc. | One Analog Way | Wilmington, MA 01887 | U.S.A | Tel: 781.935.5565

Reconciliation of Projected6 GAAP to Non-GAAP Results

Fiscal Quarter	Q2 2024
Revenue	$2,100
(+/ - $100)
Operating Margin $	$317
Operating Margin %	15.1%
(+/ - 200 bps)
Acquisition related expenses and special charges, net	460

Adjusted Operating Margin $	$777
Adjusted Operating Margin[7] %	37.0%
(+/ - 100 bps)
($ millions)

[6]	Reflects previously issued guidance on February 21, 2024 for ADI’s second quarter of FY24. ADI is not hereby affirming or updating previously issued guidance.
[7]	Adjusted Operating Margin is equivalent to OPBT margin.

Analog Devices, Inc. | One Analog Way | Wilmington, MA 01887 | U.S.A | Tel: 781.935.5565